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                                   Exhibit 23
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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Mahaska Investment Company:

We consent to incorporation by reference in the Mahaska Investment Company and subsidiaries Form 10-K, our report dated February 6, 2002, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001 which report appears in the Proxy dated March 22, 2002.


/s/ KPMG

March 27, 2002
Des Moines, Iowa